Exhibit 21.1

SUBSIDIARIES OF DURATEK, INC.

GTSD Sub, Inc.	(Maryland)
GTSD Sub III, Inc.	(Delaware)
Duratek Services, Inc.	(Tennessee)
Hittman Transport Services, Inc.	(Delaware)
GTSD Sub IV, Inc.	(Delaware)
GTSD Sub V, Inc.	(Delaware)
Duratek Federal Services of Hanford, Inc.	(Delaware)
Duratek Federal Services, Inc.	(Delaware)
Chem-Nuclear Systems, L.L.C.	(Delaware)
Infotek, Inc.	(Delaware)
Chem-Nuclear of Canada, Inc.	(Ontario, Canada)
Vitritek Environmental, Inc.	(Delaware)
Uranium Disposition Services, LLC	(Tennessee)
Isotek Systems, LLC	(Tennessee)